EXHIBIT 99.1

                                                                          Page 1

              April 8, 2003 12:38 p.m. EDT


PRESS RELEASE

Mpower Achieves Fully Funded Status as Sale of Markets Closes


ROCHESTER, N.Y., April 8 /PRNewswire-FirstCall/ -- Mpower Holding Corporation (OTC Bulletin Board: MPOW), the parent company of Mpower Communications Corp., a provider of broadband high-speed Internet access and telephone services to business customers, today announced that it has completed the sale of its Florida and Georgia markets to Florida Digital Network. This close completes the last of the transactions the company announced on January 8, 2003 and is the final step in creating the new Mpower, a company operating in Los Angeles, San Diego, Northern California, Las Vegas and Chicago with an annual revenue run rate of approximately $150 million.

With the closing of this transaction, Mpower's unrestricted cash balance as of April 8, 2003 is $16.5 million. Mpower also expects to receive additional payments, most of which are currently in escrow, from the three strategic transactions totaling $8-9 million over the next 180 days.

"Over the past two years Mpower has completed a financial and operational restructuring that has eliminated all of our long-term debt and significantly reduced our cash burn rate," stated Mpower Communications Chairman and Chief Executive Officer Rolla P. Huff. "In addition to eliminating all of our long-term debt, we have reshaped our company to provide geographic concentration and a substantially more efficient cost structure. We now expect to reach EBITDA(1) positive results during the third quarter, and expect our EBITDA to exceed our capital expenditures in the fourth quarter of 2003."

"Unlike many other telecom companies today, fully funding our business plan is no longer our main concern. We have now cleared that hurdle and are forging ahead with no long-term debt and what we believe is sufficient cash to meet our operational needs," added Huff. "Mpower is now prepared to turn the page on restructuring and begin to focus on growing EBITDA and creating value for our shareholders. We are considering a variety of such opportunities, including implementing in-market acquisitions and/or business combinations in order to achieve additional scale in our current markets and accelerating our investments in organic growth. However, we do not anticipate these alternatives would impact our company's fully funded status."

About Mpower Holding Corporation

Mpower Holding Corporation (OTC Bulletin Board: MPOW) is the parent company of Mpower Communications, a competitive communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Mpower Communications provides facilities-based telecommunications services to approximately 70,000 customers in the Los Angeles, San Diego, Las Vegas, Northern California and Chicago areas.

Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, the receipt of the additional payments from the previously announced asset sales, the expected financial and operational improvements from the transactions described herein, market makers independent decisions to create a market in the common stock of the company, future sales growth, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations, network expansion, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

(1) EBITDA represents earnings before interest, taxes, depreciation, amortization and other nonoperating items, and excludes network optimization costs, stock based compensation and reorganization costs. We believe that this non-GAAP measure provides an enhancement to overall understanding of our past financial performance and our prospects for the future as well as useful information to investors because of (i) the historical use by Mpower of EBITDA as both a measurement of performance and a measurement of liquidity; (ii) the value of EBITDA as a measure of performance before gains, losses or other charges considered to be outside the company's core business operating results; and (iii) the use of EBITDA by almost all companies in the CLEC sector as a measurement of both performance and liquidity. We exclude from our presentation of EBITDA network optimization costs (which are costs resulting principally from the closure of certain of our markets), stock-based compensation expenses (which are costs related to stock options issued with an exercise price below fair market value) and reorganization costs (which are non-recurring costs related to our bankruptcy) because we do not believe that including such costs in EBITDA provides investors with an appropriate measure of determining Mpower's performance in its core business. Mpower's utilization of EBITDA is not meant to be considered in isolation or as a substitute for loss from continuing operations, net loss, cash flow and other measures of financial performance prepared in accordance with GAAP. We believe the nearest GAAP measure to EBITDA is Loss from Continuing Operations. Our Loss from Continuing Operations for the year ended December 31, 2002 was $363.4 million. EBITDA is not a GAAP measurement and Mpower's use of it may not be comparable to similarly titled measures employed by other companies in the telecommunications industry. Please see Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on March 28, 2003 for a full reconciliation of EBITDA in recent periods to Loss from Continuing Operations.

/CONTACT: Investor Relations - Gregg Clevenger, Chief Financial Officer of Mpower Holding Corporation, +1-585-218-6547, invest@mpowercom.com, or Media - Michele Sadwick, Vice President of Mpower Holding Corporation, +1-585-218-6542, msadwick@mpowercom.com/